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                                                                    EXHIBIT 99.1


                          Cal Dive International, Inc.
                    400 N. Sam Houston Parkway E., Suite 400
                              Houston, Texas 77060



March 27, 2002

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549



Ladies and Gentlemen:

We have received a letter of representation from Arthur Andersen LLP stating that their audit of the financial statements contained in Cal Dive International, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001, of which this Exhibit 99.1 is a part, was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen LLP is not relevant to this audit.

Sincerely,

Cal Dive International, Inc.

/s/ A. Wade Pursell
    ------------------------
    A. Wade Pursell
    Senior Vice President,
    Chief Financial Officer